                                                                    Exhibit 11.1
                             CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------
                                                                           1997            1996          1995
                                                                        ---------      ---------     ----------
BASIC EARNINGS PER SHARE
    Weighted Average Common Shares Outstanding                             26,257         14,849         14,325
                                                                        =========      =========     ==========
       Basic Earnings Per Share                                         $    1.46      $    0.59     $     0.86
                                                                        =========      =========     ==========

DILUTED EARNINGS PER SHARE

    Weighted Average Common Shares Outstanding                             26,257         14,849         14,325
    Shares Issuable from Assumed Conversion of:
       Common Share Options and Awards Granted                                330            130              4
       Convertible Preferred Shares                                                                          85
       Operating Partnership Units                                          1,769
                                                                        ---------      ---------     ----------

    Weighted Average Common Shares Outstanding, as Adjusted                28,356         14,979         14,414
                                                                        =========      =========     ==========
       Diluted Earnings Per Share                                       $    1.41      $    0.58     $     0.86
                                                                        =========      =========     ==========
EARNINGS FOR BASIC AND DILUTED COMPUTATION:
    Net Income                                                          $  38,438      $   8,713     $   12,330
    Preferred Share Dividends                                                                 (4)           (39)
                                                                        ---------      ---------     ----------
    Net Income to Common Shareholders (Basic Earnings Per Share
       Computation)                                                        38,438          8,709         12,291

Preferred Share Dividends                                                                      4             39
Minority Interest in Operating Partnership                                  1,655
                                                                        ---------      ---------     ----------
Net Income to Common Shareholders, as Adjusted                          $  40,093      $   8,713     $   12,330
(Diluted Earnings Per Share Computation)                                =========      =========     ==========